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March 3, 1998


Mr. Asuri Raghavan
14 Charter Circle
Doylestown, Pennsylvania  18901

Dear Asuri,

     I am very pleased to extend GaSonics International's offer to you to join our organization. The following is our offer to you:

1)   The position of President and Chief Executive Officer.

2) Your base salary will be $300,000 annually ($25,000 monthly) less all applicable withholding.

3) You will be eligible to receive an Executive Incentive payment (which at target would equal 70% of your base salary) upon achievement of specific individual and/or corporate goals. Your participation will be pro-rated for the balance of FY'98.

4) You have the choice of one of the following option grants upon commencement of employment:

     - A stock option for 300,000 shares of common stock with an exercise price per share equal to the closing selling price on the date you commence employment. This option will vest over a four (4) year period and will have a maximum term of 10 years, subject to earlier termination upon your termination of employment with GaSonics International. 25% of the option shares shall become exercisable upon completion of one year of service. The options will become exercisable for the balance of the shares in 36 successive equal monthly installments upon completion of each additional month of service over the succeeding three (3) years. You will be eligible to receive a replenishment grant in April/May 1999.

     - A stock option for 350,000 shares of common stock with an exercise price per share equal to the closing selling price on the date you commence employment. This option will vest over a five (5) year period and will have a maximum term of ten (10) years, subject to earlier termination upon your termination of employment with GaSonics International. 20% of the option shares shall become exercisable upon completion of one (1) year of service. The options will become exercisable for the balance of the shares in 48 successive equal monthly installments upon completion of each additional month of service over the succeeding four (4) years. You will be eligible to receive a replenishment grant in April/May 2000.

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Mr. Asuri Raghavan
March 3, 1998
Page 2


5)   GaSonics International will pay all reasonable and necessary costs (grossed
     up) of relocating you and your family to California including selling commissions and closing costs of the new residence. Temporary housing in California will be provided up to six (6) months. Additionally, GaSonics International will provide you with round-trip airfare to return to Pennsylvania every two weeks during this period.

6) GaSonics International will loan you $250,000 on an interest free-basis, and you will be required to execute a promissory note for such loan. Upon your completion of each year of service with GaSonics International over the four-year period measured from the commencement date of your employment, one-fourth of the principal balance of the note will be forgiven, and you will receive a special bonus payment at that time in an amount sufficient to cover the federal and state income tax liability you incur by reason of (i) the forgiveness of such principal amount, (ii) the compensation income you must recognize for the year under Internal Revenue Code Section 7872 because of the interest-free nature of the loan and (iii) the bonus payment itself, with the net result that you will incur no out-of-pocket cost for the forgiven principal and the imputed compensation income for the year. However, should you voluntarily leave GaSonics International's employ or should you be terminated for cause (as hereafter defined) prior to the fourth anniversary of the commencement date of your employment, then the remaining unpaid principal balance of your note will become immediately due and payable, without any bonus payment due from GaSonics International with respect to such unpaid balance, and your note will bear interest at the minimum rate required under the federal tax laws until paid. Should any of the following events occur before the fourth anniversary of the commencement date of your employment, the unpaid balance of your note will automatically be forgiven, and you will become entitled to the special bonus payment described above with respect to the forgiven principal and any imputed compensation income for the year of such forgiveness: (i) your employment is terminated without cause or (ii) you resign for good reason (as such term in hereafter defined) within twelve
     (12) months after a change in control (as defined below).

7) You will receive a signing bonus of $77,000 less all applicable withholding upon commencement of employment.

8) In the event that your employment is terminated in the absence of a Change of Control, GaSonics International will provide the following severance, which includes salary continuation and continued stock option vesting.

     In case of:

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Mr. Asuri Raghavan
March 3, 1998
Page 3


     - Termination without cause within the first 18 months: two (2) years salary continuation payments, and continued option vesting.
     - Termination without cause after the first 18 months: Severance "if any," will be provided at the sole discretion of GaSonics International's Board of Directors. In no case will severance be paid or any continued option vesting occur, if you are terminated for cause.

9) In the event your employment is terminated or you resign for good reason, other than for cause, following Change of Control of the GaSonics International you will receive two (2) years salary continuation and continued option vesting.

10) All salary continuation payments under paragraph 8 or 9 will be made at biweekly intervals, subject to applicable withholdings.

11)  You will receive an executive car allowance of $650.00 per month.

12) You will be eligible to participate in GaSonics International's Deferred Compensation Plan.

     For purposes of the letter agreement, the following special provisions will be in effect. A "change in control" will be deemed to occur in the event GaSonics International is acquired pursuant to a Corporate Transaction, as that term is defined in GaSonics International's 1994 Stock Option/Stock Issuance Plan, or in the event there is any other change in ownership or control of GaSonics International which qualifies as a Change in Control within the meaning of that term under the 1994 Stock Option/Stock Issuance Plan. Your employment will be deemed to have been terminated for "cause" if such termination is attributable to any one of the following: misconduct, including but not limited to, fraud, embezzlement, misappropriation of GaSonics International proprietary information or trade secrets, breach of fiduciary duty, neglect of duties, or any other act or omission that may have a material adverse effect on GaSonics International or its business operation. You will be deemed to have resigned for "good reason" if you resign for any of the following reasons within twelve
(12) months after a change in control: (a) a change in your position with GaSonics International which materially reduces your duties and responsibilities or the level of management to which you report, (b) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (c) a relocation of your place of employment by more than fifty
(50) miles, provided and only if such change, reduction or relocation is effected without your consent.

     Upon accepting this offer, you will receive the standard GaSonics International benefits package. Benefit coverage will commence on your date of hire. Verification of

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Mr. Asuri Raghavan
March 3, 1998
Page 4


your citizenship or right to work in the United States is required, and you will need to provide proof of this on your first day of employment. Benefits Orientation will be conducted on your first day of employment at 8:00 am in Building One, 2730 Junction Avenue.

     Employment with GaSonics International is for no specified period of time. As a result, either you or GaSonics International are free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation and benefits, as well as GaSonics International's personnel policies and procedures may change from time to time, the "at-will" nature of your employment may only be changed in an express writing signed by you and the Chairman of the Board.

     To indicate your concurrence and acceptance, please sign one copy of this letter and return it to my attention by March 9, 1998.

     Rags, we are delighted that you will be joining GaSonics International. We believe you bring the skills to help continue to build our solid reputation in the industry. We look forward to working with you in developing our potential.

Sincerely,




Dave Toole
President, CEO

GaSonics International



Agreed and Accepted:
                         -------------------------          ---------------
                         Name                               Date


Employment Start Date:
                         -------------------------
                         Date